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                                                             Exhibit 11.1

                           Group Long Distance, Inc.
             Statement Regarding Computation of Per Share Earnings
                                  Exhibit 11


                               Quarters ended July 31,    Years ended April 30,
                                 1995         1996           1995        1996
                                 ----         ----           ----        ----

Weighted average number of
  common shares outstanding    1,925,000    2,076,914      1,840,250   1,980,125

Common Stock equivalents
  considered outstanding all
  periods in accordance with
  SAB #83(1)                     110,000       45,573             --      38,349
                               ---------    ---------      ---------   ---------

     Total                     2,035,000    2,122,487      1,840,250   2,018,474
                               =========    =========      =========   =========

Net earnings                      60,875       65,585        281,904     197,985
                               =========    =========      =========   =========

Net earnings per common share       0.03         0.03           0.15        0.10
                               =========    =========      =========   =========


(1) Calculated using the treasury stock method.